EXHIBIT 99.1

Contact:	Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Planning & Analysis and Investor Relations

678-518-3278

Neenah Completes Purchase of FiberMark

ALPHARETTA, GEORGIA — August 3, 2015 (NYSE:NP) — Neenah Paper, Inc. announced today that it had completed the previously announced purchase of all of the outstanding equity of ASP FiberMark, LLC (“FiberMark”) from an affiliate of American Securities LLC on August 1, 2015.

FiberMark, with annual sales of over $160 million, is a specialty coating and finishing company with a strong presence in luxury packaging and overlapping technical product categories. The acquisition is expected to deliver synergies of $6 million per year within three years, with ongoing accretion (excluding one-time costs) of over $0.40 per share. The Company indicated it expects one-time costs in 2015 of approximately $5 million for transaction fees and integration.

The purchase price of $120 million, subject to adjustments for acquired cash and a working capital true up, resulted in a cash payment of $123 million at closing, and was  financed through $80 million of cash on hand and the balance from available borrowing capacity on the Company’s revolving credit facility.

Additional details about the acquisition will be discussed in the Company’s second quarter earnings call on August 6th.

About Neenah Paper, Inc.

Neenah is a leading global specialty materials company, focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for tapes, labels and other products, and premium printing and packaging papers. The company is headquartered in Alpharetta, Georgia and its products are sold in over 70 countries worldwide from manufacturing operations in the United States, Germany and the United Kingdom. Additional information can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and we caution investors that any forward-looking statements we make are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside of our control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of our latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located on our website at www.neenah.com). Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

Contact:
Neenah Paper, Inc.
Bill McCarthy
Vice President — Financial Planning & Analysis and Investor Relations
678-518-3278